Exhibit 99.1
Alight Reports Second Quarter 2026 Results
– Revenue of $511 million –
– Year to date Cash From Operations of $152 million and Free Cash Flow of $101 million –
CHICAGO, IL – August 4, 2026 – Alight, Inc. (NYSE: ALIT), a leading benefits administration provider of health, wealth and leave solutions, today reported results for the second quarter ended June 30, 2026.
Rohit Verma, Chief Executive Officer of Alight, commented, “Our second quarter results once again exceeded expectations for both total revenue and adjusted EBITDA and our business remained highly cash generative. These results continue to give us a platform to build and execute our long-term strategy for profitable growth and strengthening our leadership position in the benefits market.

“During the quarter, we continued strengthening our management ranks, created significant market traction on modernization initiatives we have underway, and completed the important step of insourcing critical client service functions that had been outsourced. Our investment focus remained on leveraging AI to further improve user experience and service excellence, which we believe will ultimately drive client retention and growth.

“As we move through our operational transformation, we expect that the back half of the year will be impacted by the commercial execution experienced in 2025 and seasonally higher expenses in Q3. That said, our liquidity remains strong to support the continued implementation of our strategy to achieve long-term sustainable growth. We are encouraged by the early results from our enhanced customer engagement and account management efforts. These improvements are helping us build deeper, more strategic client partnerships that we believe will support stronger retention and contribute to future performance.”

Summary of Second Quarter 2026 Results

	Three Months Ended June 30,
in millions	2026	2025	Change
Revenue	$511	$528	$(17)
Gross Profit	142	176	(34)
Adjusted Gross Profit	176	205	(29)
Net Income (Loss)	(10)	(1,073)	1,063
Adjusted EBITDA	92	127	(35)
NOTE: the information contained in this earnings release reflects the impact of the previously announced 1-for-20 reverse stock split of the Company's Class A common stock, Class B non-voting common stock (including the Class B-1 common stock and Class B-2 common stock) and Class V common stock (including treasury shares), effective on June 30, 2026. All share and per share amounts contained in this earnings release have been retroactively adjusted to reflect the reverse stock split for all periods presented.
Revenue decreased 3.2% to $511 million, as compared to $528 million in the prior year. The change was primarily due to lower net commercial activity, partially offset by an increase in project revenue. Recurring revenues were 92.2% of total revenue.
Gross profit was $142 million, or 27.8% of revenue, compared to $176 million, or 33.3% of revenue in the prior year. The decrease in gross profit was primarily attributable to lower revenues.
Selling, general and administrative expenses decreased by $21 million compared to the prior year, primarily due to lower severance and other restructuring costs.

Interest expense of $24 million increased $2 million from the prior year. The increase was due to higher interest expense net of swaps.
The Company’s loss from continuing operations before income tax was $19 million compared to a loss from continuing operations before income tax of $1,076 million in the prior year. The improvement was primarily attributable to the $983 million non-cash goodwill impairment in the prior year and the non-operating fair value remeasurements of the tax receivable agreement and financial instruments.
Balance Sheet Highlights
As of June 30, 2026, the Company’s cash and cash equivalents balance was $215 million, total debt was $1,996 million and total debt net of cash and cash equivalents was $1,781 million.
2026 Business Outlook
Third Quarter
•Revenues in the range of $469 million to $479 million
•Adjusted EBITDA in the range of $55 million to $61 million
Full Year
•Revenues in the range of $2,078 million to $2,098 million
•Adjusted EBITDA in the range of $400 million to $415 million
Reconciliations of the historical financial measures used in this earnings release that are not recognized under U.S. generally accepted accounting principles ("GAAP") are included below. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, we have not provided reconciliations for forward-looking non-GAAP measures. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.
Earnings Conference Call and Webcast Information
A conference call to discuss the Company’s second quarter 2026 financial results is scheduled for today, August 4, 2026 at 3:30 p.m. Central Time (4:30 p.m. Eastern Time). Interested parties can access the live webcast and accompanying presentation materials by logging on to the Investor Relations section on the Company’s website at http://investor.alight.com. A replay of the conference call and the accompanying presentation materials will be available on the investor relations website for approximately 90 days.
About Alight Solutions
Alight is a leading benefits administration provider of health, wealth, leave and point solutions for many of the world’s largest organizations and over 30 million people. Through the administration of employee benefits, Alight helps clients gain a benefits advantage while building a healthy and financially secure workforce by unifying the benefits ecosystem across health, wealth, wellbeing, absence management and navigation. Our Alight Worklife® platform empowers employers to gain a deeper understanding of their workforce and engage them throughout life’s most important moments with personalized benefits management and data-driven insights, leading to increased employee wellbeing, engagement and productivity. Learn more at alight.com.
Contacts
Investors:
investor.relations@alight.com
Media:
Mariana Fischbach
mediarelations@alight.com

Forward-Looking Statements
This earnings release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to our leadership position, strategy for profitable and long-term growth, our ability to improve the member experience and service excellence, client retention and growth, and outlook for Alight’s business, financial results, liquidity and capital resources, including statements in the "Business Outlook" section of this earnings release. In some cases, these forward-looking statements can be identified by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “would,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties including, among others, risks associated with competition, our ability to successfully execute the next phase of our strategic transformation, an inability to successfully execute on operational and technological enhancements designed to drive value for our clients or drive internal efficiencies, issues relating to the use of new and evolving technologies, such as Artificial Intelligence (“AI”) and Machine Learning (“ML”), we may not achieve our financial projections, which could have an adverse effect on our business, operating results, and financial condition, cyber-attacks and security vulnerabilities and other significant disruptions in our information technology systems and networks that could expose us to legal liability, impair its reputation or have a negative effect on our results of operations, our handling of confidential, personal or proprietary data, actions or proposals from activist stockholders, the precision of assumptions underlying certain reported measures, and compliance with applicable laws or regulations, including changes thereto. Additional factors that could cause Alight’s results to differ materially from those described in the forward-looking statements can be found under the section entitled “Risk Factors” of Alight’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the "SEC") on February 24, 2026, as such factors may be updated from time to time in Alight's filings with the SEC, which are, or will be, accessible on the SEC's website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be considered along with other factors noted in this earnings release and in Alight’s filings with the SEC. Alight undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.
Non-GAAP Financial Measures and Other Information
The Company refers to certain non-GAAP financial measures in this earnings release, including: Adjusted EBITDA From Continuing Operations, Adjusted EBITDA Margin From Continuing Operations, Adjusted Net Income From Continuing Operations, Adjusted Diluted Earnings Per Share From Continuing Operations, Free Cash Flow, Adjusted Gross Profit and Adjusted Gross Profit Margin. Please see below for additional information and for reconciliations of such non-GAAP financial measures. The presentation of non-GAAP financial measures is used to enhance our investors’ and lenders’ understanding of certain aspects of our financial performance. This discussion is not meant to be considered in isolation, superior to, or as a substitute for the directly comparable financial measures prepared in accordance with GAAP.
Adjusted EBITDA From Continuing Operations, which is defined as earnings from continuing operations before interest, taxes, depreciation and intangible amortization adjusted for the impact of certain non-cash and other items, that we do not consider in the evaluation of ongoing operational performance. Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations divided by revenue. Both Adjusted EBITDA From Continuing Operations and Adjusted EBITDA Margin From Continuing Operations are non-GAAP financial measures used by management and our stakeholders to provide useful supplemental information that enables a better comparison of our performance across periods as well as to evaluate our core operating performance.
Adjusted Net Income From Continuing Operations, which is defined as net income (loss) from continuing operations adjusted for intangible amortization and the impact of certain non-cash items, that we do not consider in the evaluation of ongoing operational performance, is a non-GAAP financial measure used solely for the purpose of calculating Adjusted Diluted Earnings Per Share From Continuing Operations.
Adjusted Diluted Earnings Per Share From Continuing Operations is defined as Adjusted Net Income From Continuing Operations divided by the adjusted weighted-average number of shares of Alight Inc. common stock, diluted. Adjusted Diluted Earnings Per Share From Continuing Operations is used by us and our investors to evaluate our core operating performance and to benchmark our operating performance against our competitors.
Free Cash Flow is defined as cash provided by operating activities net of capital expenditures. Management believes that free cash flow is an important liquidity metric because it measures, during a given period, the amount of cash generated that is available to repay debt obligations, make strategic acquisitions and investments and for certain other activities such as dividends and stock repurchases.
Adjusted Gross Profit is defined as revenue less cost of services adjusted for depreciation, amortization and share-based compensation, and Adjusted Gross Profit Margin is defined as Adjusted Gross Profit divided by revenue. Management uses Adjusted Gross Profit and Adjusted Gross Profit Margin as key measures in making financial, operating and planning decisions and in evaluating our performance. We believe that presenting Adjusted Gross Profit and Adjusted Gross Profit Margin is useful to investors as it eliminates the impact of certain non-cash expenses and allows a direct comparison between periods.
Revenue Under Contract is an operational metric that represents management’s estimate of anticipated revenue expected to be recognized in the period referenced based on available information that includes historical client contracting practices. The metric does not reflect potential future events such as unexpected client volume fluctuations, early contract terminations or early contract renewals. Our metric may differ from similar terms used by other companies and therefore comparability may be limited.

Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share amounts)	2026	2025	2026	2025
Revenue	$511	$528	$1,045	$1,076
Cost of services, exclusive of depreciation and amortization	337	325	684	676
Depreciation and amortization	32	27	63	53
Gross Profit	142	176	298	347

Operating Expenses
Selling, general and administrative	109	130	214	234
Depreciation and intangible amortization	73	73	146	148
Goodwill impairment	—	983	—	983
Total Operating expenses	182	1,186	360	1,365
Operating Income (Loss) From Continuing Operations	(40)	(1,010)	(62)	(1,018)
Other (Income) Expense
(Gain) Loss from change in fair value of financial instruments	—	28	—	20
(Gain) Loss from change in fair value of tax receivable agreement	(46)	23	(65)	32
Interest expense	24	22	48	44
Other (income) expense, net	1	(7)	—	(18)
Total Other (income) expense, net	(21)	66	(17)	78
Income (Loss) From Continuing Operations Before Taxes	(19)	(1,076)	(45)	(1,096)
Income tax expense (benefit)	(9)	(3)	(16)	(6)
Net Income (Loss) From Continuing Operations	(10)	(1,073)	(29)	(1,090)
Net Income (Loss) From Discontinued Operations, Net of Tax	—	(1)	—	(9)
Net Income (Loss)	(10)	(1,074)	(29)	(1,099)
Net income (loss) attributable to noncontrolling interests	—	(1)	—	(1)
Net Income (Loss) Attributable to Alight, Inc.	$(10)	$(1,073)	$(29)	$(1,098)

Earnings (Loss) Per Share
Basic and Diluted
Continuing operations	$(0.38)	$(40.57)	$(1.10)	$(41.06)
Discontinued operations	$—	$(0.04)	$—	$(0.34)
Net Income (Loss)	$(0.38)	$(40.61)	$(1.10)	$(41.40)

Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2026	December 31, 2025
(in millions, except par values)
Assets
Current Assets
Cash and cash equivalents	$215	$273
Receivables, net	340	387
Other current assets	185	234
Fiduciary assets	233	248
Total Current Assets	973	1,142
Goodwill	83	83
Intangible assets, net	2,433	2,573
Fixed assets, net	355	378
Deferred tax assets, net	32	15
Other assets	392	377
Total Assets	$4,268	$4,568

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities
Accounts payable and accrued liabilities	$225	$253
Current portion of long-term debt, net	20	20
Other current liabilities	205	353
Fiduciary liabilities	233	248
Total Current Liabilities	683	874
Deferred tax liabilities	15	14
Long-term debt, net	1,976	1,985
Long-term tax receivable agreement	443	508
Other liabilities	125	141
Total Liabilities	$3,242	$3,522
Commitments and Contingencies
Stockholders' Equity
Preferred stock at $0.0001 par value: 1.0 shares authorized, none issued and outstanding	$—	$—
Class A Common Stock: $0.0001 par value, 50.0 shares authorized; 28.5 and 28.3 shares issued, and 26.4 and 26.2 shares outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Class B Common Stock: $0.0001 par value, 1.0 shares authorized; 0.5 and 0.5 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Class V Common Stock: $0.0001 par value, 8.8 shares authorized; 0.02 and 0.02 issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Class Z Common Stock: $0.0001 par value, 0.6 shares authorized; none issued and outstanding	—	—
Treasury stock, at cost (2.1 and 2.1 shares at June 30, 2026 and December 31, 2025, respectively)	(284)	(284)
Additional paid-in-capital	5,076	5,065
Accumulated deficit	(3,786)	(3,757)
Accumulated other comprehensive income	18	20
Total Alight, Inc. Stockholders' Equity	$1,024	$1,044
Noncontrolling interest	2	2
Total Stockholders' Equity	$1,026	$1,046
Total Liabilities and Stockholders' Equity	$4,268	$4,568

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(in millions)	2026	2025
Operating activities:
Net Income (Loss) From Continuing Operations	$(29)	$(1,090)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	69	60
Intangible asset amortization	140	141
Noncash lease expense	4	5
Financing fee and premium amortization	1	1
Share-based compensation expense	11	11
(Gain) loss from change in fair value of financial instruments	—	20
(Gain) loss from change in fair value of tax receivable agreement	(65)	32
Deferred tax expense (benefit)	(16)	(8)
Goodwill impairment	—	983
Other	7	11
Changes in operating assets and liabilities:
Accounts receivable	47	60
Accounts payable and accrued liabilities	(28)	(76)
Other assets and liabilities	11	9
Cash provided by operating activities - continuing operations	152	159
Cash provided by operating activities - discontinued operations	—	—
Net cash provided by operating activities	$152	$159
Investing activities:
Capital expenditures	(51)	(57)
Cash provided by (used in) investing activities - continuing operations	(51)	(57)
Cash used in investing activities - discontinued operations	—	—
Net cash provided by (used in) investing activities	$(51)	$(57)
Financing activities:
Dividend payments	(1)	(43)
Net increase (decrease) in fiduciary liabilities	(15)	(24)
Repayments to banks	(10)	(10)
Principal payments on finance lease obligations	(9)	(12)
Payments on tax receivable agreements	(136)	(100)
Tax payment for shares/units withheld in lieu of taxes	(1)	(11)
Repurchase of shares	—	(40)
Other financing activities	(1)	(2)
Cash used in financing activities - continuing operations	(173)	(242)
Cash provided by (used in) financing activities - discontinued operations	—	—
Net Cash provided by (used in) financing activities	$(173)	$(242)
Effect of exchange rate changes on cash, cash equivalents and restricted cash - continuing operations	(1)	—
Net increase (decrease) in cash, cash equivalents and restricted cash	(73)	(140)
Cash, cash equivalents and restricted cash balances from:
Continuing operations - beginning of year	$521	$582
Continuing operations - end of period	$448	$442

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted EBITDA from Continuing Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2026	2025	2026	2025
Net Income (Loss) From Continuing Operations	$(10)	$(1,073)	$(29)	$(1,090)
Interest expense	24	22	48	44
Income tax expense (benefit)	(9)	(3)	(16)	(6)
Depreciation	35	30	69	60
Intangible amortization	70	70	140	141
EBITDA From Continuing Operations	110	(954)	212	(851)
Share-based compensation	7	5	11	11
Transaction and integration expenses (1)	3	5	7	8
Restructuring	16	36	28	40
(Gain) Loss from change in fair value of financial instruments	—	28	—	20
(Gain) Loss from change in fair value of tax receivable agreement	(46)	23	(65)	32
Goodwill impairment and other (2)	2	984	3	985
Adjusted EBITDA From Continuing Operations (3)	$92	$127	$196	$245
Revenue	$511	$528	$1,045	$1,076
Adjusted EBITDA Margin From Continuing Operations (4)	18.0%	24.1%	18.8%	22.8%
(1)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(2)Goodwill and other primarily includes a $983 million non-cash goodwill impairment charge for the three and six months ended June 30, 2025 related to the Company's Health Solutions reporting unit.
(3)Adjusted EBITDA excludes the impact of discontinued operations.
(4)Adjusted EBITDA Margin From Continuing Operations is defined as Adjusted EBITDA From Continuing Operations as a percentage of revenue.

Reconciliation of Net Income (Loss) From Continuing Operations to Adjusted Net Income and Adjusted Diluted Earnings per Share From Continuing Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
(in millions, except share and per share amounts)
Numerator:
Net Income (Loss) From Continuing Operations Attributable to Alight, Inc. (1)	$(10)	$(1,072)	$(29)	$(1,089)
Conversion of noncontrolling interest	—	(1)	—	(1)
Intangible amortization	70	70	140	141
Share-based compensation	7	5	11	11
Transaction and integration expenses (2)	3	5	7	8
Restructuring	16	36	28	40
(Gain) Loss from change in fair value of financial instruments	—	28	—	20
(Gain) Loss from change in fair value of tax receivable agreement	(46)	23	(65)	32
Goodwill impairment and other (3)	2	984	3	985
Tax effect of adjustments (4)	(16)	(22)	(34)	(39)
Adjusted Net Income From Continuing Operations	$26	$56	$61	$108

Denominator:
Weighted average shares outstanding - basic	26,351,020	26,423,496	26,294,427	26,518,940
Dilutive effect of the exchange of noncontrolling interest units	—	—	—	—
Dilutive effect of RSUs	—	—	—	—
Weighted average shares outstanding - diluted	26,351,020	26,423,496	26,294,427	26,518,940
Exchange of noncontrolling interest units(5)	24,217	25,505	24,217	25,505
Impact of unvested RSUs(6)	2,146,325	370,259	2,146,325	370,259
Adjusted shares of Class A Common Stock outstanding - diluted(7)(8)	28,521,562	26,819,260	28,464,969	26,914,704

Basic (Net Loss) Earnings Per Share From Continuing Operations	$(0.38)	$(40.57)	$(1.10)	$(41.06)
Diluted (Net Loss) Earnings Per Share From Continuing Operations	$(0.38)	$(40.57)	$(1.10)	$(41.06)
Adjusted Diluted Earnings Per Share From Continuing Operations	$0.91	$2.09	$2.14	$4.01
(1)Excludes the impact of discontinued operations.
(2)Transaction and integration expenses primarily relate to acquisition and divestiture activities.
(3)Goodwill impairment and other primarily includes a $983 million non-cash goodwill impairment charge for the three and six months ended June 30, 2025 related to the Company's Health Solutions reporting unit.
(4)Income tax effects have been calculated based on the statutory tax rates for both U.S. and foreign jurisdictions based on the Company's mix of income and adjusted for significant changes in fair value measurement.
(5)Assumes the full exchange of the units held by noncontrolling interests for shares of Class A Common Stock of Alight, Inc. pursuant to the exchange agreement.
(6)Includes non-vested time-based restricted stock units that were determined to be antidilutive for U.S. GAAP diluted earnings per share purposes.
(7)Excludes two tranches of contingently issuable seller earnout shares: (i) 0.4 million shares will be issued if the Company's Class A Common Stock's volume-weighted average price ("VWAP") is >$250.00 for any 20 trading days within a consecutive period of 30 trading days; and (ii) 0.4 million shares will be issued if the Company's Class A Common Stock VWAP is >$300.00 for any 20 trading days within a consecutive period of 30 trading days. Both tranches have a seven-year duration.
(8)Excludes approximately 1.9 million and 0.3 million performance-based units, which represents the gross number of shares expected to vest based on achievement of performance and market conditions as of June 30, 2026 and 2025, respectively.

Gross Profit to Adjusted Gross Profit Reconciliation
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Gross Profit	$142	$176	$298	$347
Add: stock-based compensation	2	2	4	5
Add: depreciation and amortization	32	27	63	53
Adjusted Gross Profit	$176	$205	$365	$405
Gross Profit Margin	27.8%	33.3%	28.5%	32.2%
Adjusted Gross Profit Margin	34.4%	38.8%	34.9%	37.6%

Free Cash Flow Reconciliation
(Unaudited)

	Six Months Ended June 30,
($ in millions)	2026	2025
Non-GAAP free cash flow reconciliation:
Cash provided by operating activities - continuing operations	$152	$159
Capital expenditures	(51)	(57)
Non-GAAP free cash flow	$101	$102

Other Select Financial Data
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
($ in millions)	2026	2025	2026	2025
Revenue Disaggregation
Recurring	$471	$492	$969	$1,012
Project	40	36	76	64
Total revenue	$511	$528	$1,045	$1,076

Gross Profit
Total gross profit	$142	$176	$298	$347
Total gross margin	27.8%	33.3%	28.5%	32.2%

Adjusted Gross Profit
Total adjusted gross profit	$176	$205	$365	$405
Total adjusted gross margin percent	34.4%	38.8%	34.9%	37.6%

Adjusted EBITDA From Continuing Operations
Adjusted EBITDA From Continuing Operations	$92	$127	$196	$245
Adjusted EBITDA Margin From Continuing Operations	18.0%	24.1%	18.8%	22.8%

Free Cash Flow
Free Cash Flow From Continuing Operations			$101	$102